SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2008

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2008, Nancy J. Hutson, Ph.D., was elected to Cubist Pharmaceuticals, Inc.’s Board of Directors.  Dr. Hutson retired from Pfizer, Inc. in 2006 after spending 25 years in various research and leadership positions, most recently serving as Senior Vice President, Pfizer Global Research and Development and Director of Pfizer’s largest pharmaceutical R&D site, known as Groton/New London Laboratories.

Dr. Hutson will be a Class I director and her initial term will expire at Cubist’s Annual Meeting of Stockholders in 2009.  Pursuant to Cubist’s Amended and Restated 2002 Directors Equity Incentive Plan, Dr. Hutson was granted a stock option to purchase 10,000 shares of Cubist common stock on her election date.  Dr. Hutson’s option grant has an exercise price of $17.95 per share, the closing price of Cubist’s common stock on her election date, and will vest quarterly in equal installments over a three-year period beginning on the grant date.

On June 16, 2008, Cubist issued a press release announcing the election of Dr. Hutson to its Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, Cubist held its Annual Meeting of Stockholders on June 11, 2008.  At the annual meeting, Cubist’s stockholders approved an amendment to Cubist’s Amended and Restated 2000 Equity Incentive Plan to increase the number of shares of common stock issuable under the plan by 2,000,000 shares.  A brief description of the terms and conditions of the plan is set forth in Cubist’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 28, 2008 under the heading “Proposal No. 2 – Adoption and Approval of an Amendment to Our Amended and Restated 2000 Equity Incentive Plan”, and such description is incorporated herein by reference. A copy of the plan is attached as Appendix A to the proxy statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated June 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Tamara L. Joseph
Tamara L. Joseph
Senior Vice President, General Counsel and
Secretary

Dated:  June 17, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 16, 2008.